Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION ANNOUNCES CHIEF EXECUTIVE OFFICER AND PRESIDENT APPOINTMENTS

Pasadena, CA, September 7, 2021: Western Asset Mortgage Capital Corporation (NYSE: WMC) (the “Company”) announced today that Jennifer Murphy will resign from her positions as President, Chief Executive Officer (“CEO”) and as a member of the Board of Directors of the Company (the “Board”), effective October 1, 2021, to pursue a new venture. To replace her, the Board of Directors of the Company has appointed Bonnie Wongtrakool as CEO, and Lisa Meyer as President of the Company, effective October 1, 2021. Ms. Wongtrakool will also be appointed to the Board. Ms. Meyer will continue to serve as Chief Financial Officer (“CFO”) of the Company. Both Ms. Wongtrakool and Ms. Meyer will work closely with Ms. Murphy, who will remain with the Company as a Senior Advisor through December 31, 2021, to ensure a smooth transition of leadership.

“On behalf of the Board, I want to thank Jennifer for her years of service and many contributions to the Company and wish her the best in her new venture,” commented James W. Hirschmann, Chairman of the Board.

“We look forward to welcoming Bonnie Wongtrakool as a Director and CEO of the Company. Bonnie’s strategic vision and broad knowledge of all aspects of our business, as well as the depth of her investment experience, particularly in mortgage-related assets, make her an ideal leader for WMC.”

“We are also pleased to elevate Lisa Meyer, CFO, to the additional role of President of the Company, reflecting her ongoing and important contributions to our financial and operating strategies.”

Ms. Wongtrakool joined Western Asset in 2003 and has over 22 years of investment industry experience. She will continue to serve in her current roles as Global Head of ESG Investments and Portfolio Manager of Western Asset Management Company, LLC (“Western Asset”), the Company’s Manager. She is also a member of Western Asset’s US Broad Strategy and Global Product Development Committees, and chairs Western Asset’s ESG Strategic Steering Committee. Previously, Ms. Wongtrakool was a member of Western Asset’s Mortgage and Consumer Credit team for 14 years, first as a Research Analyst and then as a Portfolio Manager managing Western Asset’s dedicated mortgage funds. She has broad experience across the financial services industry, having also worked in strategy consulting at Mercer Management Consulting, private equity at Orion Partners, and investment banking at Donaldson, Lufkin & Jenrette Securities. She graduated with a Bachelor of Arts in Economics from Harvard College and subsequently received a law degree from Harvard Law School. She is also a CFA® charterholder.

Ms. Meyer has served as CFO and Treasurer of the Company since 2016. She has over 23 years of financial experience. Prior to working in this capacity with the Company, Ms. Meyer was Interim Chief Financial Officer (beginning in November 2015). From 2011 to November 2015, she was a Managing Director of FTI, Consulting Inc. in the real estate solutions practice, where she focused on providing services related to financial reporting, research and interpretation of generally accepted accounting principles and assistance with SEC regulatory matters, primarily regarding REITs, financial services companies, as well as real estate private equity funds and other real estate operating companies. She received a M.S. in Finance from Northeastern University - D’Amore-McKim School of Business and a Bachelor of Arts in Accounting and Economics from the City University of New York - Queens College. She is also a Certified Public Accountant in the State of New York.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets consisting of Residential Whole Loans, Commercial Loans, Non-Agency CMBS, Non-Agency RMBS, GSE Risk Transfer Securities and to a lesser extent Agency RMBS, Agency CMBS and ABS. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Franklin Resources, Inc. Please visit the Company’s website at www.westernassetmcc.com.

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Investor Relations Contact:
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

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